Exhibit 99.2

Eiger BioPharmaceuticals Announces License of Worldwide Rights to Pegylated Interferon Lambda-1a from Bristol-Myers Squibb

Including Rights for All Indications and Associated Patents

PALO ALTO, CALIF, April 20, 2016 /PRNewswire/ — Eiger BioPharmaceuticals, Inc. (NASDAQ: EIGR) announced today that it has licensed Pegylated Interferon Lambda-1a (“Lambda”), a novel, well-characterized, first in class Type III interferon to be studied as an investigational therapy for hepatitis delta virus (HDV) infection, from Bristol-Myers Squibb. Lambda has been administered in clinical trials involving over 3,000 subjects. It has not been approved for any indication. Eiger plans to evaluate Lambda as a potential monotherapy and combination treatment for chronic HDV infection, the most aggressive and deadly form of human viral hepatitis.

“We are very excited to execute this license with Bristol-Myers Squibb. The addition of Lambda to our pipeline is a significant step toward building a leading HDV franchise,” said David Cory, President and CEO of Eiger. “There is no approved therapy for HDV. Along with Lonafarnib, our Phase 2 candidate for the treatment of HDV, Eiger has established a strategic position with the addition of Lambda. Eiger will leverage existing relationships with clinical investigators and clinical sites for efficient exploration of Lambda alone or in combination with other agents toward an approved therapy for HDV.”

“Most cells in the body express the receptor for interferon alfa, a Type I interferon. However, receptors for Lambda, a Type III interferon, are expressed on liver cells, a desirable location for treating viral hepatitis, but less so on some blood cells and non-liver cells. Lambda represents a promising and potentially better tolerated interferon therapy for HDV,” said Eduardo Martins, MD, DPhil, Senior Vice President of Liver and Infectious Diseases at Eiger.

The exclusive worldwide license from Bristol-Myers Squibb involved an upfront payment and the issuance of Eiger Common Stock and includes development and regulatory milestones through first commercial sale in the US, EU, and Japan and milestone payments based on commercial sales achievement as well as tiered annual net sales royalties.

About Sarasar™ (lonafarnib)

Lonafarnib is a well-characterized, late-stage, orally active inhibitor of farnesyl transferase, an enzyme involved in modification of proteins through a process called prenylation. HDV uses this host cell process inside liver cells to complete a key step in its life cycle. Lonafarnib inhibits the prenylation step of HDV replication inside liver cells and blocks the virus life cycle at the stage of assembly. Since prenylation is carried out by a host enzyme, this compound may present a higher barrier to development of viral resistance mutations to therapy. Lonafarnib has been dosed in over 100 HDV-infected patients across international academic centers and is in Phase 2 development for HDV. Lonafarnib has been granted Orphan Drug Designation by the U.S. Food and Drug Administration (FDA) and European Medicines Agency (EMA), and Fast Track Designation by U.S. FDA. Lonafarnib is not approved for any indication, and is licensed from Merck Sharp & Dohme Corp. (known as MSD outside of the United States and Canada).

About Hepatitis Delta Virus (HDV)

Hepatitis Delta (or Hepatitis D) is caused by infection with HDV and is considered to be one of the most severe forms of viral hepatitis in humans. Hepatitis D occurs only as a co-infection in individuals harboring Hepatitis B Virus (HBV). Hepatitis D leads to more severe liver disease than HBV alone and is associated with accelerated liver fibrosis, liver cancer, and liver failure. Hepatitis D is a disease with a significant impact on global health, which may affect up to approximately 15-20 million people worldwide. The prevalence of HDV varies among different parts of the world. Globally, HDV infection is reported to be present in approximately 4.3% to 5.7% of chronic Hepatitis B carriers. The prevalence of HDV in patients infected with chronic HBV is even higher in certain regions, including certain parts of Mongolia, China, Russia, Central Asia, Pakistan, Turkey, Africa, and South America, with an HDV prevalence as high as 60% being reported in HBV-infected patients in Mongolia and Pakistan.

About Eiger

Eiger is a clinical-stage biopharmaceutical company committed to bringing to market novel products for the treatment of rare diseases. The company has built a diverse portfolio of well-characterized product candidates with the potential to address diseases for which the unmet medical need is high, the biology for treatment is clear, and for which an effective therapy is urgently needed.

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenue, projected expenses, prospects, plans and objectives, intentions, beliefs and expectations of management are forward-looking statements. These forward-looking statements may be accompanied by such words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “will” and other words and terms of similar meaning. Examples of such statements include, but are not limited to, whether or not pegylated interferon lambda-1a or lonafarnib may be further developed and approved, statements relating to the availability of cash for Eiger’s future operations, Eiger’s ability to develop its drug candidates for potential commercialization, the timing of the commencement and completion of Phase 2 trials and whether the Lambda product can be successfully developed or commercialized. Eiger may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in our forward-looking statements and one should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Eiger makes, including the risks that Eiger’s planned clinical trials may be prolonged or delayed requiring Eiger to incur additional costs; that Eiger’s planned clinical trials may not satisfy the requirements of the FDA or non-U.S. regulatory authorities; that Eiger’s product candidates may have undesirable side effects which may delay or prevent marketing approval; that, even if approved by the FDA or non-U.S. regulatory authorities, Eiger’s product candidates may not achieve broad market acceptance; and the risks described in the “Risk Factors” sections the Registration Statement on Form S-4 (file no. 333-208521) and of Eiger’s periodic reports filed with the SEC. Eiger does not assume any obligation to update any forward-looking statements, except as required by law.

SOURCE Eiger Bio, Inc.

Investors: Jim Shaffer, Eiger Bio, Inc., 919-345-4256, jshaffer@eigerbio.com